UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 25, 2012

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of iGATE Corporation (the “Company”) approved changes to the compensation terms for the Company’s President and Chief Executive Officer, Mr. Phaneesh Murthy. The Committee approved an increase in Mr. Murthy’s maximum annual performance-based incentive compensation for 2012 from $500,000.00 to $600,000.00 and an increase to the termination notice and severance period from six months to twelve months. The Committee also determined that the actual annual bonus payable to Mr. Murthy for 2012 will be based on the Company’s achievement of certain revenue and earnings per share (“EPS”) targets as well as other performance measures. A weighting of 50% will be allocated to achieving the budgeted revenue target, 25% will be allocated to the achievement of the EPS performance measures and the remaining 25% will be allocated to other performance measures set by the Compensation Committee The increase to the termination notice and severance period shall become effective upon amendment of Mr. Murthy’s employment agreement. The Company and Mr. Murthy intend to amend his existing employment agreement to reflect the revised terms noted above. The actual annual bonus payout under the revenue and EPS performance measures may range from 0% to 200% of target based on the Company’s actual 2012 performance against goals. On January 25, 2012, the Committee approved the payment of annual performance incentive compensation of $880,000.00 to Mr. Murthy for 2011 on his achieving the targets set by the Committee.

On January 25, 2012, the Committee approved changes to the compensation terms for the Company’s executive officers as follows: (a) for Mr. Sujit Sircar, the Committee approved an increase in his annual base salary for 2012 and 2013 from 8,000,000 Indian Rupees (“Rs.”) to Rs. 12,000,000, an increase in his maximum annual performance based incentive compensation for 2012 from and 2013 Rs. 4,000,000 to 6,000,000, an increase in his 2011 annual performance based incentive from Rs. 4,000,000 to 4,120,000 and an increase to his termination notice and severance period from three months to six months; (b) for Mr. Srinivas Rao Kandula, the Committee approved an increase in his annual base salary for 2012 from and 2013 Rs. 8,000,000 to Rs. 10,000,000, an increase in his maximum annual performance based incentive compensation for 2012 from and 2013 Rs. 4,000,000 to 5,000,000, an increase in his 2011 annual performance based incentive from Rs. 4,000,000 to 4,120,000 and an increase to his termination notice and severance period from three months to six months; and (c) for Mr. Sean Suresh Narayanan (together with Mr. Sircar and Mr. Kandula, the “Executives”), the Committee approved an increase in his annual base salary for 2012 and 2013 from Rs. 9,100,000 to Rs. 13,500,000, an increase in his maximum annual performance based incentive compensation for 2012 and 2013 from Rs. 4,550,000 to 6,750,000, an increase in his 2011 annual performance based incentive from Rs. 4,550,000 to 4,686,500 and an increase to his termination notice and severance period from three months to six months. The increase in annual base salary for 2012 and 2013 for the Executives will be effective retroactively to January 1, 2012. The change to the 2012 and 2013 annual performance based incentive compensation for the Executives will be effective beginning with the bonuses to be awarded for 2012. The increase of the 2011 annual performance based incentive compensation for the Executives will have retroactive effect to January 1, 2011. The increase to the termination notice and severance periods shall be effective upon amendment of each officer’s respective employment agreement with the Company. The Company and the Executives intend to amend their existing employment agreements to reflect the revised terms noted above. The actual annual bonus payable to the Executives for 2012 and 2013 will be based on the Company’s achievement of certain performance measures set by the CEO of the Company.

As Mr. Sircar is a Wholetime Director of iGATE Global Solutions Limited (“iGS”), a wholly-owned subsidiary of the Company, the amended remuneration, annual bonus and termination notice period requires the approval of the shareholder of iGS. As a result, the Committee’s approval was made subject to the receipt of this approval. The Company, the sole shareholder of iGS, approved the amendments to the terms of Mr. Sircar’s employment contract on January 27, 2012.

On January 25, 2012, the Committee approved changes to the terms of the performance-based restricted stock awards (PRSAs) granted to Mr. Murthy, Mr. Narayanan, Mr. Sircar and Mr. Kandula on May 12, 2011 and to Mr. Trussell on June 15, 2011. Currently, the PRSAs vest only if the Company meets specified adjusted EBITDA targets during any trailing twelve-month period during the performance period, which began on January 1, 2011 and ends on December 31, 2015 (the “Performance Period”). On January 25, 2012, the Committee authorized the extension of the Performance Period such that it may end on June 30, 2016. All other terms of the PRSAs are to remain the same. The extension of the Performance Period is contingent upon the lawful execution of an amendment to each respective executive officers’ PRSAs.

On January 25, 2012, the Committee also approved a one-time bonus payment of $400,000 to be distributed equally amongst the Members of the Executive Committee of the Company of which the executive officers Mr. Narayanan, Mr. Sircar and Mr. Kandula would receive equivalent of Rs. 2,500,000 each in recognition of their efforts in 2011 to successfully integrate Patni Computer Systems Limited’s operations and business with those of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

January 30, 2012